Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this amended Registration Statement on Form F-1 of our report dated March 21, 2024, relating to the consolidated financial statements of SEALSQ Corp, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, Switzerland, 17 May 2024

BDO Ltd

/s/ Philipp Kegele	/s/ Thomas de Ferrars

Philipp Kegele	ppa. Thomas de Ferrars

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.